Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525 310-279-5980	818-786-2526
investor@pondel.com

ELECTRO RENT REPORTS FINANCIAL RESULTS FOR FISCAL 2009 FIRST QUARTER

VAN NUYS, Calif. - October 7, 2008 - Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the 2009 fiscal first quarter ended August 31, 2008.

Total revenues for the first quarter of fiscal 2009 were just above last year’s first quarter revenues, rising to $35.0 million from $34.6 million last year. Rental and lease revenues were $27.2 million, versus $27.4 million in last year’s comparable period, despite having almost 14% more equipment on rent this year than last year. Equipment sales and other revenues were $7.8 million for the fiscal 2009 first quarter, compared with $7.2 million a year ago.

Operating margin was 17.1% in the first quarter of fiscal 2009, compared with 22.7% for the first quarter of fiscal 2008. Operating profit for the fiscal 2009 first quarter was $6.0 million, versus $7.9 million for last year’s first quarter. Net income for the fiscal 2009 first quarter was $4.4 million, or $0.17 per diluted share, compared with $5.3 million, or $0.20 per diluted share, for last year’s first quarter.

SG&A expenses for the fiscal 2009 first quarter were $12.1 million, or 34.4% of total revenues, compared with $10.9 million, or 31.5% of total revenues, in the year-ago period, as increased sales and marketing expenses and a foreign currency loss of $476,000 impacted the company’s results. Total operating expenses were $29.0 million for the fiscal 2009 first quarter, versus $26.8 million a year earlier, reflecting higher personnel costs in support of the company’s current operations and further development of its strategic initiatives, as well as higher depreciation and higher equipment sales costs. Interest income was $591,000 for the first quarter of fiscal 2009, a decline of $281,000 from the prior year, due to lower interest rates.

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“It is clear that we are in the midst of a global economic dislocation and must contend with the consequences,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “We believe we have done a solid job of navigating through these difficult times, although like so many others we have not been completely immune to what is happening around us. Unlike many other companies, however, our solid cash reserves, absence of debt and access to capital will allow Electro Rent to act swiftly when strategic opportunities present themselves.

“While we currently have more equipment on rent than we did one year ago, revenues this quarter were impacted by increased competition, reduced rental pricing and general marketplace caution, reflected in some slowing at a number of our North American customers,” Greenberg said. “Our international operations also slowed their pace, as customers in other parts of the world were challenged by the global economy and reduced marketplace expansion. Additionally, our leasing program with GE Capital Solutions has not yet sufficiently ramped up to offset the investment we have made to implement and oversee that business opportunity.

“We have worked hard to control costs and increase efficiencies over the last several years, and we are now making operational adjustments to better reflect reality, while we continue to invest to help grow current and future revenue streams,” continued Greenberg. “We understand that current marketplace dynamics could remain depressed for some time to come, so we are sharply focused on solidifying Electro Rent’s business in North America, in particular, and improving our value proposition to remain responsive to our customers and succeed in best meeting their requirements around the globe.”

Equipment purchases were $17.3 million for the fiscal 2009 first quarter, compared with $16.1 million for the fiscal 2008 first quarter. The book value of Electro Rent's equipment pool rose to $174.0 million at August 31, 2008 from $172.5 million at May 31, 2008. Total shareholders' equity was $254.6 million at August 31, 2008, compared with $256.1 million at May 31, 2008. At the end of the first quarter of fiscal 2009, Electro Rent had no debt.

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At August 31, 2008, Electro Rent had $54.1 million in cash and cash equivalents and $22.6 million in auction rate securities (ARS) for a total cash, cash equivalents and investments balance of $76.7 million, up from $73.6 million at May 31, 2008.

In the first quarter of fiscal 2009, Electro Rent purchased 208,756 shares of its common stock at an average price of $12.50 per share for a total expenditure of $2.6 million. As of August 31, 2008, 737,000 shares of the company’s common stock remained authorized for repurchase.

The company’s ARS are long-term debt instruments backed by student loans, a substantial portion of which are guaranteed by the U.S. government. All of the company’s ARS have credit ratings of AAA or AA, and none are mortgage-backed debt obligations. Historically, these ARS were highly liquid, using a Dutch auction process that resets the applicable interest rate at predetermined intervals, typically every 35 days, to provide liquidity at par. However, as a result of recent liquidity issues experienced in the global credit and capital markets, the auctions for all of the company’s ARS failed beginning in February 2008 when sell orders exceeded buy orders. The failures of these auctions do not affect the value of the collateral underlying the ARS, and Electro Rent will continue to earn and receive interest on its ARS at a predetermined formula, with spreads tied to particular interest rate indexes.

The company values the ARS from quotes received from its broker which are derived from their internally developed model. In determining a discount factor for each ARS, the model weights various factors, including assessments of credit quality, duration, insurance wraps, portfolio composition, discount rates, overall capital market liquidity and comparable securities, if any. Electro Rent considers declines in ARS fair market values due to lack of liquidity to be a temporary impairment that is recorded as an unrealized loss in the shareholders’ equity section of its balance sheet. On August 8, 2008, the company’s broker announced a settlement in principle with the Securities and Exchange Commission to purchase all of Electro Rent’s ARS, at full value, during a two-year time period beginning on June 30, 2010. If the proposed settlement becomes final, the company would have the right to sell its ARS to the company’s broker at par plus accrued interest at any time. To provide more immediate relief, the company’s broker is offering access to liquidity through an ARS 100% Loan to Par Value program prior to the timeframe in which the broker will purchase the ARS. Interest will be charged at the same rate as the yields earned on the underlying ARS that serve as collateral for the loan. As of August 31, 2008, the company’s gross unrealized losses on its ARS were $956,000. Given the approximately $54.1 million the company holds in cash and cash equivalents, primarily U.S. Treasury money market funds, and its lack of bank debt, the company expects to continue to finance its operations even if its ARS were to be illiquid for an extended period of time. Additional information about Electro Rent’s ARS investments can be found in the company’s Form 10-K for the year ended May 31, 2008 and in its Form 10-Q for the period ended August 31, 2008.

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About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include statements about the company’s ability to act swiftly to capture strategic opportunities that may present themselves, the ability to invest properly to help grow current and future revenue streams and the ability to improve the company’s value proposition to remain responsive to our customers and succeed in best meeting their requirements around the globe, among others, reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; 000's omitted, except per share data)

	Three Months Ended
	August 31,
	2008	2007

Revenues:
Rentals and leases	$27,234	$27,444
Sales of equipment and other revenues	7,752	7,165

Total revenues	34,986	34,609

Operating expenses:
Depreciation of rental and lease equipment	11,584	10,993
Costs of revenues other than deprecation of rental and lease equipment	5,366	4,863
Selling, general and administrative expenses	12,050	10,897

Total operating expenses	29,000	26,753

Operating profit	5,986	7,856

Interest income, net	591	872

Income before income taxes	6,577	8,728

Income tax provision	2,206	3,414

Net income	$4,371	$5,314

Earnings per share:
Basic	$0.17	$0.21
Diluted	$0.17	$0.20

Shares used in per share calculation:
Basic	25,873	25,839
Diluted	26,003	26,037

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; 000's omitted)

	August 31,	May 31,
	2008	2008
ASSETS

Cash and cash equivalents	$54,063	$50,964
Investments available-for-sale, at fair value (cost of $23,600)	22,644	22,601
Accounts receivable, net of allowance for doubtful accounts of $327 and $359	20,109	23,128
Rental and lease equipment, net of accumulated depreciation of $167,920 and $161,187	173,955	172,468
Other property, net of accumulated depreciation and amortization of $14,635 and $14,427	14,195	14,341
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,490 and $1,406	985	1,069
Other	5,863	5,402
	$294,923	$293,082

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$6,329	$4,562
Accrued expenses	13,329	12,565
Deferred revenue	5,045	4,943
Deferred tax liability	15,619	14,904
Total liabilities	40,322	36,974

Commitments and contingencies (Note 11)

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000; issued and outstanding August 31, 2008 - 25,794,426; May 31, 2008 - 25,945,283	34,256	33,938
Accumulated other comprehensive loss, net of tax	(593)	(619)
Retained earnings	220,938	222,789
Total shareholders' equity	254,601	256,108
	$294,923	$293,082

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